Exhibit 8.01

100 HIGH STREET • 21ST FLOOR • BOSTON, MASSACHUSETTS 02110.1781

TELEPHONE: +1.617.960.3939 • JONESDAY.COM

October 7, 2025

Xcel Energy Inc.

414 Nicollet Mall

Minneapolis, Minnesota 55401

Ladies and Gentlemen:

We have acted as U.S. federal income tax counsel to Xcel Energy Inc., a Minnesota corporation (the “Company”), in connection with the issuance and sale of $900 million aggregate principal amount of the Company’s 6.25% Junior Subordinated Notes due October 15, 2085 (the “Notes”) pursuant to the Underwriting Agreement dated as of September 29, 2025, by and among the Company and BofA Securities, Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC, acting as representatives of the several underwriters named in Schedule 1 thereto. The Notes will be issued under the Junior Subordinated Indenture, dated as of October 1, 2025, by and between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 1, dated as of October 7, 2025, with respect to the Notes (as supplemented, the “Indenture”). The issuance of the Notes is discussed in the prospectus supplement dated September 29, 2025 specifically relating to the Notes (the “Prospectus Supplement”), which supplements the prospectus dated April 18, 2024 (the “Prospectus”). The Prospectus was part of the Company’s Registration Statement No. 333-28797 on Form S-3 (the “Registration Statement”), filed by the Company on April 18, 2024, with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the “Securities Act”).

You have requested our opinion as to the matters set forth in the discussion under the caption “Material U.S. Federal Income Tax Considerations” in the Prospectus Supplement. In rendering our opinion, we have reviewed and are relying upon the Registration Statement, including the exhibits thereto, the Prospectus, the Prospectus Supplement, the Indenture, and such other documents, records and instruments as we have deemed necessary or appropriate for purposes of this opinion. For purposes of our review, we have assumed with your consent, the authenticity of all documents we have examined as well as the genuineness of signatures and the validity of the indicated capacity of each party executing a document.

This opinion is based on various facts and assumptions, including the factual representations of the Company as set forth in the certification and representation letter, dated October 7, 2025, delivered to support this opinion letter (the “Certification and Representation Letter”). In issuing this opinion, we have assumed, with your consent, that (1) the statements

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October 7, 2025 Page 2

and representations made in the Certification and Representation Letter are true, complete, and correct as of the date of this opinion and will remain true, complete, and correct at all times and (2) any statement or representation made as a belief or made “to the knowledge of” or similarly qualified as to knowledge, reasonableness, or level of effort is correct and accurate without such qualification.

Based on the foregoing and subject to the further assumptions, qualifications and limitations set forth herein and in the Prospectus Supplement, we are of the opinion that the statements in the Prospectus Supplement under the caption “Material U.S. Federal Income Tax Considerations,” insofar as such statements purport to constitute summaries of U.S. federal income tax law or legal conclusions with respect thereto, constitute our opinion as to the material U.S. federal income tax consequences of the matters described therein.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations issued thereunder, Internal Revenue Service pronouncements, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretation, possibly with retroactive effect.

We express no opinion on any issue relating to tax matters other than U.S. federal income tax matters, and we express no opinion as to the applicability or effect of any state, local or non-U.S. tax laws, and any U.S. federal tax other than income tax, such as estate and gift tax.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement and to the reference to Jones Day under the caption “Legal Opinions” in the Prospectus Supplement constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ Jones Day